EXHIBIT 10.12

SUMMARY OF KEY TERMS OF COMPENSATION ARRANGEMENTS
WITH PACIFICORP NAMED EXECUTIVE OFFICERS AND DIRECTORS

PacifiCorp's named executive officers (other than its Chair of the Board of Directors and Chief Executive Officer, William J. Fehrman) each receive an annual salary and participate in health insurance and other benefit plans on the same basis as other employees, as well as certain other compensation and benefit plans described in PacifiCorp's Annual Report on Form 10-K. Mr. Fehrman is employed by PacifiCorp's parent company, Berkshire Hathaway Energy Company ("BHE") and is not directly compensated by PacifiCorp. PacifiCorp reimburses BHE for the cost of Mr. Fehrman's time spent on PacifiCorp matters, including compensation paid to him by BHE, pursuant to an intercompany administrative services agreement among BHE and its subsidiaries.

The named executive officers are also eligible to receive a cash incentive award under PacifiCorp's Annual Incentive Plan ("AIP"). The AIP provides for a discretionary annual cash award that is determined on a subjective basis and paid in December. In addition to the AIP, the named executive officers are eligible to receive discretionary cash performance awards periodically during the year to reward the accomplishment of significant non-recurring tasks or projects. The named executive officers are participants in PacifiCorp's Long-Term Incentive Partnership Plan ("LTIP"). A copy of the LTIP is incorporated by reference to Exhibit 10.15 to PacifiCorp's Annual Report on Form 10-K for the year ended December 31, 2019.

Base salary for named executive officers for PacifiCorp's fiscal year ending December 31, 2022 (excluding Mr. Fehrman) is shown in the following table:

Name and Title	Base Salary

Stefan A. Bird	$510,000
President and Chief Executive Officer, Pacific Power

Gary W. Hoogeveen	510,000
President and Chief Executive Officer, Rocky Mountain Power

Nikki L. Kobliha	269,600
Vice President, Chief Financial Officer and Treasurer

Mr. Bird, Mr. Hoogeveen and Ms. Kobliha are also directors of PacifiCorp, but do not receive additional compensation for their service as directors other than what they receive as employees of PacifiCorp. Mr. Fehrman, Mr. Calvin D. Haack and Ms. Natalie L. Hocken are directors of PacifiCorp as well as employees of BHE, but do not receive additional compensation for their service as directors of PacifiCorp other than what they receive as employees of BHE.